Exhibit 99

News Release

Date: April 19, 2006		Phone Number: 805/473-6803
Contact: James G. Stathos		NASDAQ Symbol: MDST
Title:	Executive Vice President and	Web site: www.midstatebank.com
Chief Financial Officer

The financial information presented in this news release represents preliminary financial results.

Mid-State Bancshares Reports Earnings of $0.38 Per Share for First Quarter of 2006

ARROYO GRANDE, CA - Mid-State Bancshares (the Company) [NASDAQ: MDST], the holding company for Mid-State Bank & Trust (the Bank), reported diluted earnings of $0.38 per share for the three months ended March 31, 2006 on net income of $8.8 million. Results in the quarter were impacted by the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” which changes the method of accounting for costs of stock options and other equity compensation. The adoption of the new statement resulted in increased expense which, after-tax, reduced earnings by approximately $397,000, or $0.02 per share. Net income in the comparable 2005 period prior to adoption of the new statement was $9.1 million, or $0.39 per share.

 “The Company continues to post solid earnings ratios in spite of the new accounting changes, which, based on the first quarter, we now expect will reduce earnings by approximately $1.6 million in 2006,” said James G. Stathos, executive vice president and chief financial officer. “Return on assets and return on equity were 1.50% and 12.77%, respectively, in the first quarter 2006 period compared to 1.60% and 13.33% last year.”  In the wake of increases in short term interest rates throughout 2005 and early 2006, the Company’s net interest margin improved to 5.61% (6.02% on a taxable equivalent basis) for the first three months of 2006, up from the 2005 period’s level of 5.22% (5.65% on a taxable equivalent basis).

“Mid-State is off to a solid start in 2006,” said James W. Lokey, president and chief executive officer. “Loan demand strengthened in the first quarter with average loans outstanding growing by $41.4 million from the fourth quarter of 2005. We are expanding into the Westlake Village market in Ventura County in the Spring of 2006 where we believe new business opportunities are significant. The Company also has several marketing promotions planned during 2006 to bolster deposit growth.”

Non-performing asset levels continued their downward trend, falling to $1.7 million at March 31, 2006 compared to $5.8 million one year earlier. These levels represented 0.1% and 0.3% of total assets, respectively. Specific reserves have been established for potential losses inherent in all of its impaired loans and Management believes the balance is adequate at the present time. Moreover, there are reserves available to absorb other losses which are inherent in the portfolio as of March 31, 2006. The ratio of the Company’s allowances for losses to non-performing loans was 801% compared to 262% one year earlier. The Company’s allowances for losses to loans was 0.9% of total gross loans at year-end, compared to 1.0% one year earlier.

Total assets of the Company increased 3.1% to $2.39 billion at quarter-end, up from $2.32 billion one year earlier. Deposits increased 2.3% to $2.05 billion at quarter-end, up from $2.01 billion one year earlier. Demand deposits increased to $535.5 million, up from $526.6 million one year earlier. Time deposits increased to $450.5 million from $402.2 million. Other interest bearing deposit categories including NOW, money market and savings were off $12 million compared to the year earlier period.

The loan portfolio reached $1.55 billion at March 31, 2006, compared to $1.46 billion one year ago. The Company saw growth in its loan portfolio in both the residential and non-residential real estate sectors. Real estate secured loans, excluding construction and land development loans and home equity credit lines, total approximately $827 million or 53% of the loan portfolio. Management believes that with the expected slow down in real estate, increased competition, and more intense pricing pressure, the growth rates enjoyed in this sector of the loan portfolio are likely to slow. Therefore, additional emphasis in 2006 is being placed on growing the Company’s commercial and industrial loans.

Total non interest income for the quarter declined to $5.0 million from $5.4 million in the comparable 2005 period. The 2005 results were bolstered by a $330,000 gain on a life insurance policy which did not recur in 2006. Additionally, net gains and losses on sale of securities and loans held for sale resulted in a $309,000 net decline in non-interest income across the comparable periods. These declines were partially offset by increases in service charges and fees primarily the result of increased NSF fees.

Total non-interest expense saw an increase from $18.3 million in the first quarter of 2005 to $21.0 million. Approximately $441,000 (pre-tax) of the increase relates to the aforementioned expense of adopting SFAS No. 123R. An additional $195,000 relates to higher accruals on incentive bonus plans along with higher group insurance medical plan costs of $181,000. Higher maintenance and rental costs led to an increase in occupancy and furniture expenses of $210,000 over the comparable periods. All other operating expenses increased by $1.3 million led by increases in accruals for accounting, auditing and professional services of $779,000, a $140,000 increase in advertising and promotional expenditures, a $218,000 increase in data processing related expenditures for Internet banking and debit card/ATM expenses, and a $107,000 increase in general office expense.

On June 15, 2005, the Board authorized the repurchase of up to five percent of its outstanding shares, or up to 1,141,373 additional shares of the Company’s common stock. This authorization does not have an expiration date. The Company repurchased 215,831 shares of its common stock in the first quarter of 2006 at an average price of $28.50 per share. All of these shares were purchased in open market transactions. As of March 31, 2006, the Company is continuing the program and can repurchase up to 600,844 additional shares under the June 2005 authorization. For the three months ended March 31, 2005, 193,770 shares were repurchased at an average price of $27.29.

In other matters concerning capital, the Board of Directors approved a quarterly cash dividend of $0.18 per share in the first quarter of 2006 compared to $0.16 per share in the like 2005 period.

Mid-State Bancshares is a $2.39 billion holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties. Since opening its doors in 1961, the Bank has grown to 40 offices serving more than 100,000 households.

This News Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. All of the statements contained in the News Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of its operation and interest rates, (iii) the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company’s beliefs and expectations concerning future operating results, (v) the growth of its loan portfolio and its net interest margin and (vi) the strength of the economy in its service area. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Please See Pertinent Financial Data Attached.

###

Consolidated Financial Data  -  Mid-State Bancshares

(Unaudited)

	Year-to-Date
(In thousands, except per share data)	Mar. 31, 2006	Mar. 31, 2005

Interest Income (not taxable equivalent)	$34,735	$29,482
Interest Expense	5,266	2,713
Net Interest Income	29,469	26,769
Provision for Loan Losses	—	—
Net Interest Income after provision for loan losses	29,469	26,769
Non-interest income	4,980	5,395
Non-interest expense	20,962	18,335
Income before income taxes	13,487	13,829
Provision for income taxes	4,713	4,739
Net Income	$8,774	$9,090

Per share:
Net Income - basic	$0.39	$0.39
Net Income - diluted	$0.38	$0.39
Weighted average shares used in Basic E.P.S. calculation	22,444	23,019
Weighted average shares used in Diluted E.P.S. calculation	22,951	23,557
Cash dividends	$0.18	$0.16
Book value at period-end	$12.12	$11.78
Tangible book value at period end	$9.71	$9.38
Ending Shares	22,378	22,949

Financial Ratios
Return on assets	1.50%	1.60%
Return on tangible assets	1.53%	1.64%
Return on equity	12.77%	13.33%
Return on tangible equity	15.85%	16.66%
Net interest margin (not taxable equivalent)	5.61%	5.22%
Net interest margin (taxable equivalent yield)	6.02%	5.65%
Net loan losses (recoveries) to average loans	(0.01)%	0.05%
Efficiency ratio	60.8%	57.0%

Period Averages
Total Assets	$2,375,086	$2,306,314
Total Tangible Assets	2,320,887	2,250,937
Total Loans (includes loans held for sale)	1,520,000	1,434,150
Total Earning Assets	2,129,477	2,079,604
Total Deposits	2,031,355	1,991,356
Common Equity	278,693	276,592
Common Tangible Equity	224,494	221,215

Balance Sheet - At Period-End
Cash and due from banks	$113,461	$127,861
Investments and Fed Funds Sold	590,191	628,634
Loans held for sale	8,683	9,927
Loans, net of deferred fees, before allowance for loan losses	1,546,323	1,456,091
Allowance for Loan Losses	(11,931)	(13,630)
Goodwill and other intangibles	54,105	55,228
Other assets	92,609	58,070
Total Assets	$2,393,441	$2,322,181

Non-interest bearing deposits	$535,538	$526,597
Interest bearing deposits	1,515,374	1,478,735
Other borrowings	47,159	23,621
Allowance for losses - unfunded commitments	1,696	1,624
Other liabilities	22,366	21,228
Shareholders’ equity	271,308	270,376
Total Liabilities and Shareholders’ Equity	$2,393,441	$2,322,181

Asset Quality & Capital - At Period-End
Non-accrual loans	$1,701	$5,828
Loans past due 90 days or more	—	—
Other real estate owned	—	—
Total non performing assets	$1,701	$5,828

Allowance for losses to loans, gross (1)	0.9%	1.0%
Non-accrual loans to total loans, gross	0.1%	0.4%
Non performing assets to total assets	0.1%	0.3%
Allowance for losses to non performing loans (1)	801.1%	261.7%

Equity to average assets (leverage ratio)	9.4%	9.5%
Tier One capital to risk-adjusted assets	11.4%	11.9%
Total capital to risk-adjusted assets	12.2%	12.8%

(1) Includes allowance for loan losses and allowance for losses - unfunded commitments

(Unaudited)

	Quarter Ended
(In thousands, except per share data)	Mar. 31, 2006	Dec. 31, 2005	Sept. 30, 2005	June 30, 2005	Mar. 31, 2005

Interest Income (not taxable equivalent)	$34,735	$34,267	$32,923	$31,654	$29,482
Interest Expense	5,266	4,772	4,324	3,694	2,713
Net Interest Income	29,469	29,495	28,599	27,960	26,769
(Benefit)/Provision for Loan Losses	—	—	—	—	—
Net Interest Income after provision for loan losses	29,469	29,495	28,599	27,960	26,769
Non-interest income	4,980	5,397	5,271	5,378	5,395
Non-interest expense	20,962	20,655	19,473	19,211	18,335
Income before income taxes	13,487	14,237	14,397	14,127	13,829
Provision for income taxes	4,713	4,840	4,905	4,615	4,739
Net Income	$8,774	$9,397	$9,492	$9,512	$9,090

Per share:
Net Income - basic	$0.39	$0.42	$0.42	$0.42	$0.39
Net Income - diluted	$0.38	$0.41	$0.41	$0.41	$0.39
Weighted average shares used in Basic E.P.S. calculation	22,444	22,546	22,709	22,884	23,019
Weighted average shares used in Diluted E.P.S. calculation	22,951	23,038	23,231	23,381	23,557
Cash dividends	$0.18	$0.18	$0.16	$0.16	$0.16
Book value at period-end	$12.12	$12.10	$12.01	$12.04	$11.78
Tangible book value at period end	$9.71	$9.69	$9.60	$9.63	$9.38
Ending Shares	22,378	22,520	22,623	22,810	22,949

Financial Ratios
Return on assets	1.50%	1.54%	1.57%	1.63%	1.60%
Return on tangible assets	1.53%	1.58%	1.60%	1.67%	1.64%
Return on equity	12.77%	13.41%	13.65%	13.87%	13.33%
Return on tangible equity	15.85%	16.67%	17.03%	17.34%	16.66%
Net interest margin (not taxable equivalent)	5.61%	5.47%	5.22%	5.37%	5.22%
Net interest margin (taxable equivalent yield)	6.02%	5.88%	5.63%	5.79%	5.65%
Net loan losses (recoveries) to average loans	(0.01)%	(0.10)%	0.49%	0.06%	0.05%
Efficiency ratio	60.8%	59.2%	57.5%	57.6%	57.0%

Period Averages
Total Assets	$2,375,086	$2,421,219	$2,401,998	$2,339,887	$2,306,314
Total Tangible Assets	2,320,887	2,366,807	2,347,308	2,284,853	2,250,937
Total Loans (includes loans held for sale)	1,520,000	1,478,550	1,517,357	1,460,506	1,434,150
Total Earning Assets	2,129,477	2,138,788	2,172,310	2,088,566	2,079,604
Total Deposits	2,031,355	2,099,061	2,082,464	2,022,691	1,991,356
Common Equity	278,693	278,092	275,854	275,100	276,592
Common Tangible Equity	224,494	223,679	221,164	220,067	221,215

Balance Sheet - At Period-End
Cash and due from banks	$113,461	$109,791	$130,602	$116,891	$127,861
Investments and Fed Funds Sold	590,191	619,332	649,815	606,462	628,634
Loans held for sale	8,683	10,176	10,391	10,871	9,927
Loans, net of deferred fees, before allowance for loan losses	1,546,323	1,519,014	1,497,704	1,490,366	1,456,091
Allowance for Loan Losses	(11,931)	(11,896)	(11,532)	(13,403)	(13,630)
Goodwill and other intangibles (excl OMSR’s)	54,105	54,323	54,541	54,885	55,228
Other assets (incl OMSR’s)	92,609	90,759	90,852	85,024	58,070
Total Assets	$2,393,441	$2,391,499	$2,422,373	$2,351,096	$2,322,181

Non-interest bearing deposits	$535,538	$567,782	$589,601	$561,435	$526,597
Interest bearing deposits	1,515,374	1,501,824	1,516,361	1,464,293	1,478,735
Other borrowings	47,159	25,903	23,680	25,331	23,621
Allowance for losses - unfunded commitments	1,696	1,761	1,839	1,759	1,624
Other liabilities	22,366	21,667	19,206	23,623	21,228
Shareholders’ equity	271,308	272,562	271,686	274,655	270,376
Total Liabilities and Shareholders’ equity	$2,393,441	$2,391,499	$2,422,373	$2,351,096	$2,322,181

Asset Quality & Capital - At Period-End
Non-accrual loans	$1,701	$2,463	$8,323	$5,152	$5,828
Loans past due 90 days or more	—	—	—	—	—
Other real estate owned	—	—	—	—	—
Total non performing assets	$1,701	$2,463	$8,323	$5,152	$5,828

Allowance for losses to loans, gross (1)	0.9%	0.9%	0.9%	1.0%	1.0%
Non-accrual loans to total loans, gross	0.1%	0.2%	0.6%	0.3%	0.4%
Non performing assets to total assets	0.1%	0.1%	0.3%	0.2%	0.3%
Allowance for losses to non performing loans (1)	801.1%	554.5%	160.7%	294.3%	261.7%

Equity to average assets (leverage ratio)	9.4%	9.2%	9.2%	9.4%	9.5%
Tier One capital to risk-adjusted assets	11.4%	11.6%	11.5%	11.6%	11.9%
Total capital to risk-adjusted assets	12.2%	12.3%	12.2%	12.5%	12.8%

(1) Includes allowance for loan losses and allowance for losses - unfunded commitments